May 2, 2003

Mr. Jerry Kieliszak 3461 Homestead Avenue Wantagh, New York 11793

Re: Terms of Severance

This shall confirm your agreement (the "Agreement") with Chyron Corporation (the "Company") with respect to severance to be paid to you in the event you are terminated without Cause (as defined below).

In the event you are terminated without Cause from your employment by the Company then you shall: (i) be paid 12 months of severance (the "Severance Payment") based on your annual base salary at the time of termination, and (ii) receive health benefits, for which the Company will pay your COBRA premiums, for the 12-month period following termination (collectively with the Severance Payment, shall be referred to as the "Severance"). The Severance Payment shall be paid in the same manner as the annual salary had been paid at the time of termination and shall be subject to mitigation by you subsequent to the period stated in the Company's Severance Plan for U.S. Employees. Cause shall mean: (i) habitual drug or alcohol use, (ii) conviction of, or a plea of guilty or nolo contendrere to, any crime; (iii) misconduct which is injurious to the business reputation of, or economically detrimental to, the Company; (iv) a material breach of any written or otherwise known policy or standard of conduct of the Company; or (v) willful failure or refusal to perform your duties or to follow a reasonable instruction of the CEO or the Board of Directors.

The Executive Retention Program Grant Letter, dated September 23, 2002 (the "Grant Letter") is amended so that the severance provided therein is replaced with the Severance described above. The Grant Letter is further amended by replacing the severance payable upon your resignation from a Successor Company for Good Reason with the Severance described above. All other terms of your employment, including the Executive Retention Program and any bonuses to be paid thereunder, shall remain in full force and effect.

In addition, the 50,000 options previously granted to you in December 2002 shall be designated as a "Loyalty Option Grant" and be subject to the special terms under the Executive Retention Program that applies to such grants.

Mr. Jerry Kieliszak

May 2, 2003

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of the conflicts of laws of such state. This Agreement may be executed through the use of separate signature pages or in any number of counterparts (and by facsimile signature) and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

If this Agreement accurately reflects your understanding, please date and execute this Agreement below and return a copy to me.

CHYRON CORPORATION

By:	/s/ Michael Wellesley-Wesley
Name: Michael Wellesley-Wesley
Title: Chief Executive Officer
and President

AGREED TO AND ACCEPTED THIS 2nd DAY OF MAY 2003

By:	/s/ Jerry Kieliszak
Name: Jerry Kieliszak
Title: Chief Financial Officer
and Sr. Vice President

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